Exhibit 10.26

The Ruddick Corporation Executive Bonus Insurance Plan

Summary

General:

Ruddick Corporation (the “Corporation”) established the Executive Bonus Insurance Plan (“the Plan”) to help certain key employees acquire life insurance protection for their families. Death benefit targets are established by the Corporation for each eligible employee according to his or her position, level and responsibilities.

The Plan was implemented as a successor to two other life insurance programs. The previous programs, both named the Ruddick Corporation Senior Officers Insurance Program, utilized different types of insurance policies and will continue for certain participants, but generally only for participants who were retired from the Corporation as of December 31, 2003.

The Plan will be established in two stages due to differences in the types of insurance policies used in the previous programs. Stage one was implemented effective January 1, 2004, and stage two is expected to be completed in early 2005.

Product:	Whole life insurance policy

Insurance Carrier:	Northwestern Mutual Life Insurance Company

Policy owner:	Executive

Death Benefit:	The death benefit is determined by the Corporation based on executive position, level and responsibilities.

Premiums:

The Corporation makes the premium payments to the insurance company on an annual basis while the participant is employed by the Corporation. Premiums are considered taxable wages to the participant in the year of payment.

Termination of Employment:

The Corporation will cease making premium payments upon termination of the participant's employment. The participant may keep the policy in force by paying the premium in cash, or from the policy cash value, if it is sufficient.

Rights of the Corporation:	The Corporation reserves the right to amend, modify or terminate this Plan, wholly or partially, at any time and from time to time by action of its Board of Directors or its delegate.

The Ruddick Corporation Executive Bonus Insurance Plan

Frequently Asked Questions

GENERAL PLAN FEATURES

1.	What type of Plan is the Executive Bonus Insurance Plan?

The Executive Bonus Insurance Plan (the “Plan”) is a voluntary life insurance plan, made available to certain executives of the Company (“Company” means Ruddick Corporation and its affiliates.) Coverage is provided through an insurance policy underwritten by Northwestern Mutual Life Insurance Company. Your participation in the Plan does not affect your participation in or benefits from any other programs sponsored by the Company.

2.	What are the advantages of the Plan?

In addition to the significant life insurance benefits provided, the Plan has the following advantages:

›	You own the policy.

›	Policy cash values accumulate within the policy on a tax-deferred basis.

›	Your coverage is portable and may continue after your employment with the Company terminates.

›	You control the policy after your employment with the Company ends.

3.	Who pays for the Plan?

The Company will pay a bonus to you equal to your annual premium (premium bonus). The premiums are considered part of your taxable income and will be immediately subject to income and employment taxes. Premium bonus and tax withholdings are handled through the Company’s payroll system.

The Company will also make additional tax gross-up payments to offset the cost of your taxes. The tax gross-up payment is calculated so that your net cost of participation in the Plan is similar to that of the split dollar program, based on the insurance carrier’s term insurance rates.

4.	Who owns the policy?

You own the policy and the cash value. As the policy owner, you have the right to designate and change your beneficiary(ies). During your employment, all other policy owner rights are restricted and must be exercised jointly by you and the Company.

Your policy may be owned by an irrevocable trust in the event you want it utilized for estate planning purposes. If you wish to have your trust apply for coverage, please contact Judy Hilliard of The Todd Organization at (800) 849-0971 for the appropriate forms.

5.	Will I continue to have Group Universal Insurance?

Yes, your coverage of two and one-half times your base salary automatically provided under the Key Employee Life Insurance Plan will continue. You also may continue to elect supplemental term life insurance while employed.

ELIGIBILITY AND ENROLLMENT

6.	How do I participate in the Plan?

You enroll by completing the appropriate insurance application forms enclosed in your enrollment package.

The Todd Organization has been chosen to administer the Executive Bonus Insurance Plan. All personal information provided to Todd and Northwestern Mutual Life Insurance Company is strictly confidential and is not shared with the Company.

7.	Am I required to enroll in this plan?

No, the Plan is voluntary. But, if you do not enroll during the enrollment period, you may not be able to enroll in the future.

8.	What medical information is required?

You will have two life insurance policies issued under Northwestern Mutual Life Insurance Company. Under the first policy, coverage is guaranteed if you are considered “actively at work”. For the second policy you will need to be underwritten. Depending on your age and coverage amount, the medical requirements could range from lab work to a medical exam. Two policies are necessary in order to provide coverage for your benefit. You will be notified of any necessary medical requirements.

9.	How do I designate a beneficiary?

You name the person(s) or trust which you would like to receive the Executive Bonus Insurance Plan benefit upon your death. You make your beneficiary designation at the time you complete your enrollment application. You can change your beneficiary designation at any time by completing a change of beneficiary form. Please contact Judy Hilliard at The Todd Organization at (800) 849-0971 to obtain the form.

COVERAGE AMOUNTS

10.	How is the amount of my coverage determined?

Your coverage amount is determined by your position with the Company, and is shown on your personal illustration.

DEATH BENEFITS

11.	Are death benefits taxable?

Based upon current tax laws, death proceeds are income tax free. You will need to consult with your tax advisor regarding any potential estate or gift tax impact.

DISABILITY

12.	What if I become disabled?

If you become disabled during the premium payment period, the Company will continue to make the premium and tax gross-up payments until the earlier of your age 65 or the date you are no longer determined to be disabled. The premium payments will continue to be made by the Company as discussed in question #3 above.

CHANGE IN CONTROL

13.	What happens if there is a change in control?

The Company will continue premium payments to your age 65 if your employment is terminated either voluntarily or involuntarily within two years following a change in control.

TERMINATION OF EMPLOYMENT

14.	What happens when I leave the Company?

Premiums will be paid only while the Company employs you (except as described above in the event of your disability or a change in control). If, after your employment terminates, the policy needs additional premiums to support the death benefit, there are several options available to you:

1.	Continue the death benefit by paying premiums in cash.
2.	Continue the death benefit by paying premiums through policy loans.
3.	Reduce the policy death benefit so that dividends are sufficient to pay premiums.
4.	Convert to a reduced paid up life insurance policy, with no further premiums due.

OTHER IMPORTANT INFORMATION

15.	What information will I receive after I enroll?

Once your coverage is approved, you will receive your policy documentation. On an annual basis, you will receive a benefit statement from Todd to confirm your coverage amount and current policy cash value.

The information provided in this Brochure is a summary of the rules of The Ruddick Corporation Executive Bonus Insurance Plan.